Exhibit T3A.8
CERTIFICATE OF FORMATION
OF
AMBASSADORS INTERNATIONAL CRUISE GROUP (USA), LLC
PURSUANT TO SECTION 18-201 OF THE DELAWARE LIMITED LIABILITY COMPANY ACT
     The undersigned, in order to form a limited liability company under and pursuant to the provisions of Section 18-201 the Limited Liability Company Act of the State of Delaware (the “Act”), does hereby certify as follows:
ARTICLE 1
NAME
     The name of the limited liability company (the “Company”) is: Ambassadors International Cruise Group (USA), LLC
ARTICLE 2
REGISTERED AGENT
     The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of the registered agent of the Company at such address is Corporation Service Company.
ARTICLE 3
DURATION
     The duration of the Company is to be perpetual, unless sooner terminated in accordance with the Act.
ARTICLE 4
PURPOSE
     The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.
     IN WITNESS WHEREOF, this Certificate has been executed on this 27th day of March, 2007, by the undersigned authorized person who affirms that, to the best of the undersigned’s knowledge and belief, the facts stated herein are true.

/s/Derick W. Betts, Jr.
Derick W. Betts, Jr.
Authorized Person